Exhibit 99.1

Sangamo Therapeutics reports third QUARTER 2019 Financial Results

Conference Call and Webcast Scheduled for 5:00 p.m. Eastern Time

Brisbane, California, November 6, 2019 - Sangamo Therapeutics, Inc. (NASDAQ: SGMO), a genomic medicine company, today reported third quarter 2019 financial results and recent business highlights.

“We continue to prioritize and progress our clinical development programs, as demonstrated by the accepted ASH poster presentations for our two most advanced programs, SB-525 hemophilia A gene therapy and ST-400 beta thalassemia cell therapy. Patients are currently being screened for enrollment into the clinical study evaluating ST-920, our wholly owned Fabry disease gene therapy, and we expect to enroll a first patient by the end of the year. We have also recently submitted a CTA for the clinical trial of our CAR-Treg, TX200, in mismatched renal transplantation,” said Sandy Macrae, CEO of Sangamo. “As it is important that we continue to articulate our drug development, research, and partnership strategies, we will host a Sangamo R&D day in New York on December 17, 2019. At this meeting, we will provide updates across our various genomic medicine programs, offer our perspective on the clinical data at ASH, share improvements across our technology platforms, and provide an overview of the manufacturing strategy to support our clinical and commercial supply.”

Recent Highlights
Clinical

•	Earlier today, announced the upcoming poster presentation of three abstracts at the 61st American Society of Hematology (ASH) annual meeting in Florida:

◦	Updated follow-up of the Phase 1/2 Alta Study assessing SB-525 gene therapy in adult patients with severe hemophilia A in partnership with Pfizer.

◦	Preliminary information from the Phase 1/2 THALES Study assessing ST-400 ex vivo gene-edited cell therapy in patients with transfusion-dependent beta thalassemia in partnership with Sanofi.

◦	In vitro results of zinc finger nuclease-mediated disruption of BCL11A erythroid enhancer in erythroid cells derived from patients with sickle cell disease.

•
Significant progress made on advancing the transfer of SB-525 development to our partner Pfizer, who will run the Phase 3 registrational clinical trial, including completing manufacturing technology transfer and initiating transfer of the investigational new drug application (IND). Pfizer announced it has enrolled its first patient in the 6-month lead-in study, which is expected to serve as a baseline control for the patients who are enrolled into the Phase 3 study.

•
Activated a fourth US clinical site for the STAAR study evaluating ST-920, an investigational gene therapy candidate for Fabry disease. Sangamo is currently screening patients in the US for enrollment into the clinical study and expects to enroll the first patient this year.

•
Received approval of the clinical trial authorization application (CTA) for ST-920, allowing expansion of the study into the UK. Additionally, the FDA granted Orphan Drug Designation to ST-920 for the treatment of Fabry disease.

•
Following the dosing of a third patient in the THALES Study, Sangamo achieved a $6.0M milestone with Sanofi and received $2.1M from the California Institute for Regenerative Medicine (CIRM). Enrollment of all 6 patients in the Phase 1/2 study is expected to be completed in 2019.

•	Sanofi is currently recruiting patients into the Phase 1/2 PRECIZN-1 trial evaluating BIVV003 gene-edited cell therapy for the treatment of sickle cell disease.

•	Filed the CTA for TX200, a CAR-Treg product candidate, in HLA-A2 mismatched kidney transplantation.

•	Kite, a Gilead Company, is planning to initiate a clinical study of KITE-037, an allogeneic anti-CD19 CAR-T cell product, in 2020.

Corporate

•	Announced Sangamo R&D day to be held in New York City on December 17, 2019.

•	Hired Sung Lee as Executive Vice President and Chief Financial Officer.

•	Hired Bettina Cockroft as Senior Vice President and Chief Medical Officer.

•	Promoted R. Andrew Ramelmeier to Executive Vice President, Technical Operations.

Third Quarter 2019 Financial Results
For the third quarter ended September 30, 2019, Sangamo reported a consolidated net loss of $27.3 million, or $0.24 per share, compared to a net loss of $12.8 million, or $0.13 per share, for the same period in 2018. As of September 30, 2019, the Company had cash, cash equivalents, and investments of $408.3 million.

Revenues for the third quarter ended September 30, 2019 were $22.0 million, compared to $23.6 million for the same period in 2018. The decrease of $1.6 million was primarily driven by the decrease of $7.0 million in revenues related to Pfizer and $1.4 million related to royalty revenues offset by increases of $6.5 million in revenues related to Sanofi as the Company achieved a $6.0 million milestone upon dosing the third subject in the Phase 1/2 THALES study in August 2019.

As anticipated, operating expenses increased in the third quarter, reflecting the Company’s growth through increased U.S. headcount in support of growth of the clinical development programs and preclinical pipeline, and manufacturing-readiness activities. Total operating expenses for the third quarter ended September 30, 2019 were $51.2 million, compared to $39.8 million for the same period in 2018. Research and development expenses were $36.3 million for the third quarter of 2019, compared to $28.8 million for the same period in 2018. The increase is primarily due to higher compensation costs from headcount growth, higher facility expenses related to our new Brisbane facility, and higher manufacturing expenses related to our clinical activities. General and administrative expenses were $14.9 million for the third quarter of 2019, compared to $11.0 million for the same period in 2018. The increase was primarily due to increased compensation costs due to headcount growth and increased facility expenses. Construction of our in-house manufacturing capability in Brisbane is proceeding on schedule, and we still expect to commence Good Manufacturing Practice (GMP) qualification procedures early next year.

Financial Guidance for 2019

•	Operating Expense: Sangamo expects operating expense of $210.0 to $220.0 million for the year ending December 31, 2019.

•	Cash and Investments: Sangamo projects that current cash, cash equivalents, and investments should provide funds for operations through year end 2021.

Conference Call
Sangamo will host a conference call today, November 6, 2019, at 5:00 p.m. Eastern Time, which will be open to the public. The call will also be webcast live and can be accessed via a link on the Sangamo Therapeutics website in the Investors and Media section under Events and Presentations.

The conference call dial-in numbers are (877) 377-7553 for domestic callers and (678) 894-3968 for international callers. The conference ID number for the call is 7276749. A conference call replay will be available for one week following the conference call. The conference call replay numbers for domestic and international callers are (855) 859-2056 and (404) 537-3406, respectively. The conference ID number for the replay is 7276749.

About Sangamo Therapeutics
Sangamo Therapeutics, Inc. is focused on translating ground-breaking science into genomic medicines with the potential to transform patients' lives using gene therapy, ex vivo gene-edited cell therapy, in vivo genome editing, and gene regulation. For more information about Sangamo, visit www.sangamo.com.

Forward-Looking Statements
This press release contains forward-looking statements regarding Sangamo's current expectations. These forward-looking statements include, without limitation, statements regarding the Company's ability to develop and commercialize product candidates to address genetic diseases with the Company's proprietary technologies; the timing of commencement or next stages of such programs and the anticipated benefits therefrom; and Sangamo's 2019 financial guidance related to cash, cash equivalents, and investments, anticipated operating expenses and cash runway. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, the outcomes of clinical trials, the uncertain regulatory approval process, uncertainties related to the execution of clinical trials, uncertainties that research outcomes will support clinical programs, Sangamo's reliance on partners and other third-parties to meet their clinical and manufacturing obligations, and the ability to maintain strategic partnerships. Actual results may differ from those projected in forward-looking statements due to risks and uncertainties that exist in Sangamo's operations and business environments. These risks and uncertainties are described more fully in Sangamo's Annual Report on Form 10-K for the year ended December 31, 2018 as filed with the Securities and Exchange Commission on March 1, 2019 and Sangamo's Quarterly Report on Form 10-Q for the quarter ended September 30, 2019 that it filed on or about November 6, 2019. Forward-looking statements contained in this announcement are made as of this date, and Sangamo undertakes no duty to update such information except as required under applicable law.

Contact
Investor Relations – Global
McDavid Stilwell
510-970-6000, x219
mstilwell@sangamo.com
Media Inquiries – Global
Aron Feingold
510-970-6000, x421
afeingold@sangamo.com
Investor Relations and Media Inquiries – European Union & United Kingdom
Caroline Courme
33 4 97 21 27 27
ccourme@sangamo.com
-more-

SELECTED CONDENSED CONSOLIDATED FINANCIAL DATA
(unaudited; in thousands, except per share data)

Statement of Operations Data:
	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenues	$21,958	$23,562	$47,577	$57,615
Operating expenses:
Research and development	36,288	28,810	107,593	81,612
General and administrative	14,918	10,993	46,633	32,381
Total operating expenses	51,206	39,803	154,226	113,993
Loss from operations	(29,248)	(16,241)	(106,649)	(56,378)
Interest and other income, net	1,887	3,398	6,729	6,708
Net loss	(27,361)	(12,843)	(99,920)	(49,670)
Net loss attributable to non-controlling interest	(54)	—	(179)	—
Net loss attributable to Sangamo Therapeutics, Inc. stockholders	$(27,307)	$(12,843)	$(99,741)	$(49,670)
Basic and diluted net loss per common share attributable to Sangamo Therapeutics Inc. stockholders	$(0.24)	$(0.13)	$(0.90)	$(0.52)
Shares used in computing basic and diluted net loss per common share attributable to Sangamo Therapeutics, Inc. stockholders	115,710	101,725	110,837	95,165

Balance Sheet Data:
	September 30, 2019	December 31, 2018
Cash, cash equivalents, marketable securities and interest receivable	$408,321	$400,508
Total assets	640,222	590,395
Total stockholders’ equity	419,328	367,257
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